Exhibit 99.1


Contact:   Paul Coghlan                              5:00 EST
           Vice President, Finance                   Tuesday, January 18, 2005
           (408) 432-1900                            US1

LINEAR TECHNOLOGY ANNOUNCES ACCELERATED VESTING OF STOCK OPTIONS WITH EXERCISE PRICES IN EXCESS OF CURRENTMARKET PRICE

     Milpitas, California, January 18, 2005, Linear Technology Corporation (NASDAQ-LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today announced it has accelerated the vesting of unvested stock options awarded more than one year ago to employees and officers under its stock option plans that had exercise prices greater than the current price of the stock ($37.04). The unvested options to purchase approximately 4.5 million additional shares became exercisable as a result of the vesting acceleration. Typically stock options granted at Linear Technology vest equally over a five year period.
     The purpose of the accelerated vesting is to enable Linear Technology Corporation to avoid recognizing in its income statement compensation expense associated with these options in future periods, upon adoption of FASB Statement No. 123R (Share-Based Payment) in July 2005. The charge to the income statement to be avoided amounts to approximately $75M over the course of the original vesting period, of which $36M occurs in the first fiscal year.
     "As an additional benefit, because these options have exercise prices in excess of current market values of our stock, we believe they are not fully achieving their original objective of incentive compensation and employee retention, and thus the acceleration may have a positive effect on employee morale, retention and perception of option value," said Lothar Maier, CEO.

     Linear Technology Corporation was founded in 1981 as a manufacturer of high performance linear integrated circuits. Linear Technology products include high performance amplifiers, comparators, voltage references, monolithic filters, linear regulators, DC-DC converters, battery chargers, data converters, communications interface circuits, RF signal conditioning circuits, and many other analog functions. Applications for Linear Technology's high performance circuits include telecommunications, cellular telephones, networking products such as optical switches, notebook and desktop computers, computer peripherals, video/multimedia, industrial instrumentation, security monitoring devices, high-end consumer products such as digital cameras and MP3 players, complex medical devices, automotive electronics, factory automation, process control, and military and space systems.
     For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California 95035-7417, (408) 432-1900.